Exhibit 99.1

AYRO Inc. Appoints Thomas M. Wittenschlaeger as Chief Executive Officer

AUSTIN, TEXAS - SEPTEMBER 24, 2021 - AYRO, Inc. (NASDAQ: AYRO) (“AYRO” or the “Company”), an engineer and manufacturer of light-duty, urban and short-haul electric vehicles (EVs), today announces the appointment of Thomas M. Wittenschlaeger as Chief Executive Officer.

Mr. Wittenschlaeger has more than 25 years of executive experience in growing technology-driven engineering and product development companies and executing turn arounds for such organizations. He joins AYRO after most recently serving as CEO of NantMobility, Inc., an operating unit of NantWorks, the umbrella organization for a number of companies in commerce, healthcare, and digital entertainment, which produces environmentally friendly transportation platforms, including electric vehicles, and combines cutting-edge design with the latest technologies to effectively reduce urban clutter without sacrificing quality of life. Prior, he served as chief strategy officer of FOX Factory, an industry leader in ride dynamics for off-road vehicles, including trucks, side-by-sides, ATVs, UTVs, snowmobiles, and watercraft, and previously served as president of FOX Factory’s powered vehicles group. He is a graduate of the United States Naval Academy with a Bachelor of Science in electrical engineering.

“Bringing Tom’s experience to AYRO will help to usher in the next exciting phase of development for AYRO. His familiarity with the environmentally friendly vehicle industry, as well as the vehicle industry in general, makes him an excellent choice to guide the Company forward. We believe his technology/design savvy and business acumen, combined with the Company’s strong balance sheet and cash position will serve to drive AYRO forward in a developing market, and we look forward to his leadership,” commented Josh Silverman, Chairman of AYRO, Inc. “We thank Rod Keller for his years of dedication to the success of AYRO and wish him all the best in his future endeavors.”

Rod Keller will remain a consultant to AYRO for a transitionary period.

“AYRO is unique in the world of electric vehicle manufacturers as its primary function is design and engineering. This is perhaps the most important aspect of the EV industry, and I look forward to rallying together the AYRO management and support teams and deploying the Company’s resources toward enhancing our position in the market and optimizing value for our stockholders. I look forward to collaborating with the team, the Board and our multiple partners toward continuing to advance our product lines,” added Mr. Wittenschlaeger.

On September 23, 2021, in connection with Mr. Wittenschlaeger’s appointment as the Company’s Chief Executive Officer, Mr. Wittenschlaeger was granted 450,000 shares of restricted common stock of the Company (the “Shares”) as an inducement award for entering into employment with the Company. The Shares were approved by the Company’s Board of Directors and granted outside of the Company’s 2020 Long-Term Equity Incentive Plan in accordance with Nasdaq Listing Rule 5635(c)(4). In connection with the award of Shares, Mr. Wittenschlaeger and the Company entered into a Restricted Stock Award Agreement, which agreement contemplates that the Shares shall vest in tranches of 90,000 shares upon the achievement of certain stock price, market capitalization and business milestones, along with continued service.

ABOUT AYRO, INC.

Texas-based AYRO, Inc., engineers purpose-built electric vehicles to enable sustainable fleets. With rapid, customizable deployments that meet specific buyer needs, AYRO’s agile EVs are an eco-friendly microdistribution alternative to gasoline vehicles. The AYRO 411 Club Car is the only zero-emission, light duty EV known to AYRO that can be optimized for the needs of any sustainable fleet, while the AYRO 311 EV can be configured for a variety of urban last-mile transportation needs. AYRO innovates with speed, discipline and agility, and was founded in 2017 by entrepreneurs, investors and executives with a passion for creating sustainable urban electric vehicle solutions for micromobility. For more information, visit: www.ayro.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements and include the intended use of net proceeds from the registered direct offering. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: AYRO has a history of losses and has never been profitable, and AYRO expects to incur additional losses in the future and may never be profitable; the market for AYRO’s products is developing and may not develop as expected and AYRO, accordingly, may never meet its targeted production and sales goals; AYRO’s limited operating history makes evaluating its business and future prospects difficult and may increase the risk of any investment in its securities; AYRO may experience lower-than-anticipated market acceptance of its vehicles; developments in alternative technologies or improvements in the internal combustion engine may have a materially adverse effect on the demand for AYRO’s electric vehicles; the markets in which AYRO operates are highly competitive, and AYRO may not be successful in competing in these industries; AYRO relies on and intends to continue to rely on a single third-party supplier for the sub-assemblies in semi-knocked-down for all of its vehicles; AYRO may become subject to product liability claims, which could harm AYRO’s financial condition and liquidity if AYRO is not able to successfully defend or insure against such claims; increases in costs, disruption of supply or shortage of raw materials, in particular lithium-ion cells, could harm AYRO’s business; AYRO will be required to raise additional capital to fund its operations, and such capital raising may be costly or difficult to obtain and could dilute AYRO stockholders’ ownership interests, and AYRO’s long term capital requirements are subject to numerous risks; AYRO may fail to comply with environmental and safety laws and regulations; and AYRO is subject to governmental export and import controls that could impair AYRO’s ability to compete in international market due to licensing requirements and subject AYRO to liability if AYRO is not in compliance with applicable laws. A discussion of these and other factors with respect to AYRO is set forth in AYRO’s filings with the SEC, including its most recent annual report on Form 10-K, as amended, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date they are made and AYRO disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Media

AYRO

Liz Crumpacker

Media Relations Contact

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INVESTOR RELATIONS CONTACT:

AYRO

CORE IR

Joseph Delahoussaye III

Vice President of Investor Relations

516-222-2560

investors@ayro.com